UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware	001-33902	36-4612924
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
The following information is furnished herewith:
As previously disclosed, on March 3, 2008, FX Real Estate and Entertainment Inc. (the “Company”) entered into a Call Agreement (the “Option Agreement”) with 19X, Inc. (“19X”), pursuant to which, in consideration for annual option payments totaling $105 million, FXRE was granted the right to acquire an 85% interest in the Elvis Presley business currently owned and operated by CKX, Inc. (“CKX”) through its Elvis Presley Enterprises subsidiaries (“EPE”) at an escalating price over time. The effectiveness of the Option Agreement was conditioned upon the closing of the merger between CKX and 19X.
CKX, Inc. (“CKX”) has announced that, on November 1, 2008, the merger agreement between CKX and 19X was terminated. As a result, the Option Agreement has terminated and thereafter will have no force and effect. Due to the termination of the Option Agreement, the Company no longer has any right to acquire the 85% interest in the Elvis Presley business held by EPE or any obligation to make the annual option payments to 19X.
In addition, the previously disclosed agreement between the Company and 19X, dated as of March 3, 2008, to amend the License Agreement between EPE and the Company (the “License Amendment”) has also terminated and will have no further force and effect, as the effectiveness of the License Amendment was also conditioned upon the closing of the merger between CKX and 19X.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson
Name: Title:	Mitchell J. Nelson Executive Vice President, General Counsel and Secretary
DATE: November 5, 2008